Exhibit 10.b

SERVICING AGREEMENT

        THIS SERVICING AGREEMENT (this “Agreement”) is made as of July 15, 2003, by and among SKYWORKS SOLUTIONS, INC., a Delaware corporation (“Skyworks” or “Servicer”), and SKYWORKS USA, INC., a Delaware corporation (“Purchaser”).

A.

Skyworks and Purchaser have entered into the Purchase Agreement, pursuant to which Seller has agreed to sell, and Purchaser has agreed to purchase, from time to time, certain of Seller’s Accounts Receivable (as more fully defined below, the “Purchased Receivables”).

B.

Purchaser desires to have Servicer administer and service the Purchased Receivables commencing on the Closing Date until the Program Termination Date, and Servicer desires to so administer and service the Purchased Receivables, all pursuant to the terms and conditions of this Agreement.

C.

In the Purchase Agreement, Purchaser and Seller (i) have acknowledged that certain, but not necessarily all, of the Accounts Receivable from time to time owing by a given Account Debtor may be sold to Purchaser and that each such Account Debtor may experience confusion at a given time over to whom it should make payment on such Accounts Receivable and (ii) have agreed that, to mitigate this risk of confusion and the associated delay in collecting such Accounts Receivable (both Purchased Receivables and Unsold Receivables), Seller may direct those Account Debtors who have been pre-approved by the Underwriter and whose Accounts Receivable are nominally eligible for purchase by Purchaser to make payment on Unsold Receivables to the Lockbox. Purchaser and Servicer desire to establish the terms and conditions of Servicer’s obligations with respect to the payment of collections on such Unsold Receivables to Seller.

                NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Servicer and Purchaser agree as follows:

ARTICLE I
DEFINITIONS

                1.01         Certain Definitions.     In addition to terms which may be defined elsewhere herein, capitalized terms contained in this Agreement have the meanings specified in Section 1.01 of that certain Credit and Security Agreement dated as of the same date hereof, by and between Wachovia Bank, National Association, and Purchaser, as the same may be amended, restated, supplemented, or modified from time to time.

ARTICLE II
SERVICES AND PROCEDURES

                2.01         Services.

                (a)     Subject to the terms of this Agreement and commencing on the Closing Date, Servicer shall provide, using the same degree of skill and attention that Servicer has exercised with respect to its Accounts Receivable prior to the date hereof and, except as otherwise expressly noted herein, in all material respects in accordance with the Policy and the policies and procedures delivered to Lender on or about the Closing Date (as the same may be amended from time to time as provided herein, the “Policies and Procedures”), all of the services with respect to the Purchased Receivables as Skyworks provided with respect to its own Accounts Receivable immediately prior to the date hereof and as otherwise provided herein, including, without limitation, the servicing, processing, collection, and administration of the Purchased Receivables and the services specified in Exhibit A (collectively, the “Services”).

                (b)     Servicer acknowledges and agrees that certain collections on Unsold Receivables may be directed to the Lockbox (for purposes of mitigating Account Debtor confusion over to whom such Account Debtors should direct payment). Servicer and Purchaser agree that all items of payment or other collections on Unsold Receivables received into the Lockbox will be endorsed over to Purchaser and deposited in the Purchaser’s Account and, on each Settlement Date, such items of payment or other collections will be paid over to Seller, in full, in accordance with Seller’s lawful instructions provided from time to time to Purchaser, Servicer, and Lender, to the extent such items of payment or other collections (i) have been reasonably identified as payment on an Unsold Receivable and (ii) have cleared the customary bank collection process for payments of like kind. In the event any collections received in the Lockbox are not identifiable as to any given Account Receivable, Servicer shall maintain such collections in the Purchaser’s Account until such time as Purchaser and Seller have agreed on the identity of the Account Receivable to which such collections relate, and, on the following Settlement Date, such collections will be paid over to the Obligee related thereto. Servicer agrees to cooperate with Purchaser and Seller in identifying the Person to whom any such collections should be paid and shall promptly forward to Seller any notices, writings, or other information actually received by Servicer with respect to any Unsold Receivable; provided, however, that Servicer is not under any obligation whatsoever to enforce payment or collection of any Unsold Receivable and that Servicer has no duty or obligation with respect to any Unsold Receivable other than as expressly set forth in this Section 2.01. Moreover, Servicer agrees that it will not take any action with respect to any Unsold Receivable (other than as expressly set forth herein) without Seller’s consent. If requested by Purchaser, Servicer will make its books and records reasonably available to Seller from time to time for purposes of ensuring Servicer’s compliance with the terms of this Agreement and the Servicer’s proper direction of collections received in the Lockbox and Purchaser’s Account.

                2.02         Policies and Procedures.     Servicer shall specifically identify, and provide access to, those of Servicer’s manuals and records in which the Policies and Procedures are codified or documented and permit inspection of the same by Purchaser, Lender, and Underwriter or as required by law or regulatory authorities. Servicer shall provide copies of specific Policies or Procedures applicable to the Purchased Receivables on or prior to the Closing Date, and thereafter as Purchaser reasonably requests.

                2.03         Access to Premises.     During the term of this Agreement, Servicer will, during normal business hours and upon reasonable prior notice (except that during the existence of an Event of Default or a Servicing Agreement Event of Default, no such notice shall be required), provide Purchaser (or its designee) with access (a) to the location where the Services are being performed; (b) to those of Servicer’s employees providing Services; and (c) to all facilities, data, applicable software, records, files and Books and Records relating to the Purchased Receivables and their Related Rights and Property, for the purpose of monitoring compliance with this Agreement.

                2.04         Collection of Purchased Receivables.     Except as specifically provided in this Agreement, Servicer shall undertake on Purchaser’s behalf to collect all payments of Purchased Receivables in accordance with the Policies and Procedures and the Services. Servicer shall not have the power and authority to permit or agree to any Deduction without the Purchaser’s prior consent. Servicer shall cause all Account Debtors of the Purchased Receivables to remit their payment on the Purchased Receivables to the Lockbox.

                2.05         Ownership of Accounts.     Purchaser shall be the owner and holder of all Purchased Receivables and their Related Rights and Property and shall have all rights, powers, and privileges with respect thereto as such owner and holder. Servicer acknowledges and agrees that it has (i) no right, title, or interest in or to the Purchased Receivables, their Related Rights and Property, outstanding balances on the Purchased Receivables, or payments made by Account Debtors with respect to the Purchased Receivables, and (ii) no right, privilege, or power to establish or modify any terms or conditions of the Underlying Contract or other instruments relating to the Purchased Receivables. From the Closing Date through the Program Termination Date, Servicer shall maintain all information relating to the Purchased Receivables in a format that will allow Servicer to segregate, and Servicer shall segregate, the Purchased Receivables from other Accounts Receivable that Servicer, either in its capacity as Servicer or as Skyworks, as applicable, may be servicing, so that access to such information is readily available and each Purchased Receivable is segregated, clearly marked, and readily identified as being segregated, from other of the Servicer’s Accounts Receivable.

                2.06         Compliance With Laws; Notice of Litigation.     Servicer shall provide all Services in compliance with applicable international, federal, and local laws and regulations. Servicer shall promptly advise Purchaser in writing of any actual or threatened litigation or regulatory investigation of which it has knowledge and which relates to the Purchased Receivables, their Related Rights and Property, or the Program Documents.

                2.07         Maintenance of Business and Personnel.     Throughout the term hereof, Servicer shall preserve its business organization and business (as conducted on the Closing Date) and keep available the equipment, facilities, and work force of personnel of a quality and quantity capable of rendering Services in accordance with the Policies and Procedures and at a level of quality comparable to the services it currently provides with respect to the collection of its Accounts Receivable. Without the prior written approval of Purchaser and Lender, Servicer may not outsource all or any portion of the Services other than with respect to the Lockbox.

                2.08         Bankrupt Account Debtors; Notice of Payment Issues.     Upon receipt by Servicer of a petition filed in bankruptcy by an Account Debtor of a Purchased Receivable, Servicer shall (i) promptly notify Purchaser and Lender of the petition; (ii) promptly forward copy of such petition to Purchaser and Lender; (iii) promptly submit a claim under the Policy and fully and diligently cooperate with Underwriter in all matters relating to the prosecution of that claim; and (iv) if such claim is not paid by Underwriter, fully and diligently assist Purchaser in connection with the continued prosecution of the claim, including, without limitation, any re-submission of the claim, or any appeal of denial of coverage under the Policy, or assisting Purchaser in filing suit over Underwriter’s denial of coverage. Servicer shall promptly forward to Lender, Purchaser, and Seller all notices relating to a Purchased Receivable which Servicer receives and which in any way implicate the corresponding Account Debtor’s willingness or ability to pay on such Purchased Receivable.

                2.09         Negative Covenants.

                (a)     Legal Action.     Servicer shall not initiate any litigation with respect to collection of any Purchased Receivable without prior approval of the Purchaser, Lender, and Underwriter, and Purchaser shall be responsible for paying the related expenses of such action.

                (b)     Other Action.     Subject to Section 2.09(a), Servicer shall not take any action or fail to take any action under this Agreement with respect to the Purchased Receivables which could reasonably be expected to impair any rights of Lender, Purchaser, or Underwriter in and to such Purchased Receivable and their Related Rights and Property and such Persons’ respective rights under the Policy, and Servicer shall not amend, terminate, or otherwise modify or prejudice any of Purchaser’s rights with respect to any terms or conditions of any Purchased Receivable or its related Underlying Contract without Purchaser’s, Lender’s, and Underwriter’s prior written consent. Servicer shall promptly correct any errors that become known to Servicer with respect to any aspect of the servicing of the Purchased Receivables and shall notify Purchaser, Lender, and Underwriter immediately in writing of any material errors, including, without limitation, errors that may have occurred prior to the Closing Date.

                (c)     Change in Policies and Procedures.     During the term hereof, Servicer shall not make any change in the Policies and Procedures without Purchaser’s, Lender’s, and Underwriter’s written consent, which consent shall not be unreasonably withheld or delayed.

                (d)     Chief Executive Office.     Servicer will not change its chief executive office, its state of organization, or the location where it maintains its Books and Records (each as stated in Section 5.01(e), below) without the prior written consent of Purchaser and Lender.

                2.10        Affirmative Covenants.   Servicer hereby covenants and agrees that:

                (a)     Servicer shall continue to use throughout the term of this Agreement the contingency procedures which were delivered to Lender on or about the Closing Date, including but not limited to contingency procedures for data processing, telecommunications, payment processing, and off-site maintenance and retention of Purchased Receivables and their related Books and Records.

                (b)     Servicer shall directly provide all Services related to the Purchased Receivables pursuant to systems, software, and applications used by Servicer. Other than (i) the agreements regarding the Lockbox and (ii) any licensing or use agreements relating to any software used by Servicer in the performance of its duties hereunder, Servicer has no agreements, contracts, or other understandings or arrangements with any third party relating to the administration or collection of its Accounts Receivable or the Purchased Receivables.

ARTICLE III
FEES, PAYMENTS AND SETTLEMENT

                3.01         Servicing Fees.    In consideration for the performance of Services in accordance herewith, Purchaser shall pay to Servicer a weekly servicing fee (“Servicing Fee”), payable on each Settlement Date, in an amount equal to 0.75% (on a per annum basis, based on an assumed year of 360 days for the actual number of days elapsed) of the average outstanding balance of all Purchased Receivables during the Settlement Period ending on such Settlement Date.

                3.02         Settlement.     Servicer shall prepare and deliver to Purchaser and Lender (and to Underwriter upon its reasonable request), in respect of each Settlement Period, a fully completed and executed report, in form substantially similar to Exhibit B, attached hereto and made a part hereof, certified by a Senior Officer of Servicer (each, an “IRPF Receivables Report”), with the following information (provided, however, that any information required below which is also required to be reported on the form of Settlement Report need not be reported in the IRPF Receivables Report, unless Purchaser or Lender shall make a reasonable request to the contrary):

                (a)     each of the Purchased Receivables which were purchased prior to the date of such IRPF Receivables Report and remain Purchased Receivables as of such date, their respective Uncollected Values, their respective due dates, invoice number, Borrowing Base value, and any Deductions, and collections on such Deductions, which may have been granted or received on such Purchased Receivables;

                (b)     the aging of each Purchased Receivable;

                (c)     each of the Purchased Receivables which became Discharged Receivables or Recourse Receivables during the Settlement Period ending on such Settlement Date and their respective Uncollected Values;

                (d)     all collections, Policy Proceeds, and payments received on account of any Purchased Receivable, Recourse Receivable, Discharged Receivable, or Unsold Receivable received during the Settlement Period ending on such Settlement Date;

                (e)     the outstanding principal balance and accrued, but unpaid interest on the Subordinated Note, as of the opening of the Settlement Date and after giving effect to all payments required to be paid on such Subordinated Note and interest on such Settlement Date;

                (f)     the amount of any insurance premiums which are due and payable or which have accrued but are not yet payable;

                (g)     the amount of any Lockbox fees which are due and payable as of such Settlement Date;

                (h)     a detailed accounting of any modifications or adjustments which have been, or are required to be, made with respect to any prior IRPF Receivables Reports; and

                (i)     the amount of any Commitment Fee required to be paid by Purchaser for the Settlement Period ending on such Settlement Date.

Each IRPF Receivables Report shall be delivered no later than 1:00 P.M. (Philadelphia, Pennsylvania, time) on each Preparation Date and shall be accompanied by copies of all supporting documentation and such additional back-up information as Purchaser, Lender, or Underwriter shall reasonably request and is reasonably available to Servicer; provided that such IRPF Receivables Report shall be delivered to Underwriter only if it has requested such delivery. Servicer shall also assist Purchaser in preparing those Settlement Reports which it is required to submit under the Credit Agreement and shall deliver to Purchaser or Lender such other reports as Purchaser or Lender may reasonably request from time to time. The requirements of this Section are subject to change as mutually agreed among Purchaser, Skyworks, Servicer, and Lender, pending further review and familiarity with the Servicer’s accounting operation.

                3.03         Collections.     Servicer agrees that all collections received by Servicer on account of the Purchased Receivables will be deemed to be held in trust for Purchaser and will be deposited in the Purchaser’s Account no later than the Business Day next following the date such collections were received. Servicer agrees that all collections received by Servicer on account of any Unsold Receivables will be deemed to be held in trust for Seller and will be deposited in the Purchaser’s Account no later than the Business Day next following the date such collections were received, pending payment over to Seller on the next Settlement Date in accordance with the terms of the Program Documents.

                3.04         Funds Received by Servicer After Program Termination Date.     After the Program Termination Date, Servicer shall within three Business Days after receipt, forward, or cause to be forwarded, to the Lockbox or the Purchaser’s Account all funds received by or credited to Servicer related to the Purchased Receivables and all correspondence received by Servicer which relates directly or indirectly to the Purchased Receivables. In the event Purchaser receives funds or correspondence relating to any Account Receivable which is not a Purchased Receivable, Purchaser shall within three Business Days after receipt, forward, or cause to be forwarded, to Servicer all such funds and correspondence. The obligation to transmit funds shall survive termination of this Agreement. Servicer hereby appoints and empowers Purchaser as its true and lawful attorney-in-fact solely to endorse any check or instrument made payable to Servicer and submitted as payment on any Purchased Receivable.

ARTICLE IV
TERM AND TERMINATION

                4.01         Term and Termination.

                (a)     Term.     Except as otherwise provided herein, this Agreement shall commence on the Closing Date and shall continue in full force and effect until the Program Termination Date, with the parties acknowledging that any extension or termination of the Program Termination Date by Purchaser and Lender in accordance with the Credit Agreement shall cause a corresponding extension or termination of the term of this Agreement. The termination of this Agreement shall not terminate, affect, or impair any rights, obligations, or liabilities of either party hereto which may accrue prior to such termination or which, under the terms of this Agreement, continue after the Program Termination Date.

                (b)     Early Termination.     This Agreement may be terminated, reserving all other remedies and rights hereunder in whole or in part, by (i) either party upon the occurrence of a Servicing Agreement Event of Default caused by the other party and (ii) Purchaser upon the occurrence of an Event of Default under the Credit Agreement; provided that, in either case, no termination of this Agreement shall be effective until Lender shall have received written notice of such intent to terminate and shall have consented to such termination, which consent shall not be delayed beyond that time required for Purchaser and Lender to engage the services of a successor Servicer.

                (c)     For purposes of this Agreement, a “Servicing Agreement Event of Default” shall mean the occurrence of any one or more of the following events:

                        (i)     a party fails to make a payment in accordance with Article III (other than pursuant to a bona fide dispute over the amount which is payable) when such payment becomes due and payable and such failure continues for a period of three Business Days; or

                        (ii)     a party defaults in the performance of any of its other duties or obligations under this Agreement and such default is not cured within fifteen days from the date of notice of such default from the other party; or

                        (iii)     the filing of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under any comparable law by or against a party, or upon the making of an assignment by a party of its assets for the benefit of creditors, or upon the application of a party for the appointment of a receiver or trustee of its assets; or

                        (iv)     any representation or warranty made by a party herein is determined to have been false in any material respect when made.

        (d)     Servicer agrees that Lender may, but shall have no obligation to do so, cure any Servicing Agreement Event of Default where Purchaser is the defaulting party.

        (e)     The Servicer and Purchaser agree that, if Lender, in the exercise of its commercially reasonable judgment, determines that the Services are not being provided according to the standards set forth herein (regardless of whether any Servicing Agreement Event of Default then has occurred or is continuing) or that an event or series of events occurs which has a reasonable likelihood of preventing Servicer from providing the Services in the manner required herein, Lender may, by notice to both Purchaser and Servicer and after consultation with each of them, remove Servicer and, by mutual agreement with Purchaser, appoint a successor Servicer. In any event, any replacement Servicer must be reasonably satisfactory to Lender.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

                5.01         Representations and Warranties of Servicer.     Servicer represents and warrants to Purchaser as follows:

        (a)     Organization.     Servicer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

        (b)     Capacity; Authority; Validity.     Servicer has all necessary power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the performance by Servicer of its obligations hereunder have been duly and validly authorized by all necessary corporate action of Servicer, and this Agreement has been duly executed and delivered by Servicer and, assuming the due authorization, execution, and delivery thereof by Purchaser, constitutes the valid and binding obligation of Servicer, enforceable against Servicer in accordance with its terms.

        (c)     Conflicts; Defaults; Etc.     Neither the execution and delivery of this Agreement by Servicer nor the performance by Servicer of its obligations hereunder will (i) conflict with, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument, agreement, or commitment to which Servicer is a party or by which it is bound, (ii) violate the articles of incorporation or by-laws, or any other equivalent organizational document, of Servicer, (iii) result in the creation of any Lien, upon any of Servicer’s or Skywork’s assets other than Permitted Encumbrances, (iv) require any consent or approval under any judgment, order, writ, decree, permit or license, to which Servicer is a party or bound, or to which Servicer or any of its assets are subject.

        (d)     Consents.     No consent, authorization or approval of, or exemption by, or filing with, any Governmental Body or any other Person is required to be obtained by Servicer in connection with the execution and delivery by Servicer of this Agreement or Servicer’s performance of its obligations hereunder.

        (e)     Chief Executive Office; Filing Data.     Servicer’s federal taxpayer identification number is 04-2302115 and its organizational identification number is 0588101. Servicer’s chief executive office is located at 20 Sylvan Road, Woburn, MA 01801, and all of Servicer’s Books and Records relating to the Purchased Receivables are kept at such location. Servicer is organized under the laws of the State of Delaware and its exact legal name is: SKYWORKS SOLUTIONS, INC.

                5.02         Representations and Warranties of Purchaser.      Purchaser represents and warrants to Servicer as follows:

        (a)     Organization.     Purchaser is a corporation, validly existing, and in good standing under the laws of the State of Delaware.

        (b)     Capacity; Authority; Validity.     Purchaser has all necessary power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the performance by Purchaser of its obligations hereunder have been duly and validly authorized by all necessary corporate action of Purchaser, and this Agreement has been duly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery thereof by Servicer, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

        (c)     Conflicts; Defaults; Etc.     Neither the execution and delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations hereunder will (i) conflict with, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument, agreement, or commitment to which Purchaser is a party or by which it is bound, (ii) violate the articles of incorporation or bylaws, or any other equivalent organizational document, of Purchaser, (iii) result in the creation of any Lien upon any of Purchaser’s assets other than Permitted Encumbrances, or (iv) require any consent or approval under any judgment, order, writ, decree, permit or license, to which Purchaser is a party or bound, or to which Purchaser or any of its assets are subject.

        (d)     Consents.     No consent, authorization or approval of, or exemption by, or filing with, any Governmental Body or any other Person is required to be obtained by Purchaser in connection with the execution and delivery by Purchaser of this Agreement or Purchaser’s performance of its obligations hereunder.

ARTICLE VI
INDEMNIFICATION

        6.01         Servicer’s Indemnification Obligations.     Servicer shall be liable to and shall indemnify, defend, and hold each of Purchaser, Lender, and Underwriter and their respective officers, directors, employees, subcontractors and permitted assigns, harmless from and against any and all Losses arising from or relating to (i) breach by Servicer of any representation, warranty, or covenant of Servicer hereunder, (ii) failure by Servicer to perform its obligations hereunder; (iii) the failure by Servicer or its agents, directors, officers, servants, or employees to comply with any international, federal, state, or local law or regulation; (iv) any other act, omission, or misrepresentation by Servicer or its agents, directors, officers, servants or employees with respect to any Purchased Receivables, the Policies and Procedures, or the Services.

        6.02         Survival of Indemnification Obligations.     The obligations of the parties set forth in this Article 6 shall survive the Program Termination Date.

ARTICLE VII
MISCELLANEOUS

        7.01         Cooperation.     Purchaser shall furnish or cause to be furnished to Servicer all powers of attorney and other documents necessary or appropriate to enable Servicer to carry out its servicing duties hereunder. Each party shall provide such reasonable cooperation and assistance to the other party as may be necessary to enable Servicer to perform the servicing obligations hereunder and to enable Purchaser to monitor the Purchased Receivables and the servicing obligations of Servicer.

        7.02         Notices.     Except as otherwise provided in this Agreement, all notices permitted or required by this Agreement shall be in writing and shall be deemed to have been duly given (a) upon personal delivery (whether by messenger, overnight delivery, telegram, or otherwise), (b) upon facsimile transmission (receipt of which has been orally confirmed by the recipient), or (c) three Business Days after deposit, postage prepaid, in the United States mail, if sent by certified or registered mail, return receipt requested, and addressed:

If to Purchaser, to:

         Skyworks USA, Inc.
         103 Foulk Road
         Suite 202
         Wilmington, Delaware 19803
         Attn: Robert A. Sagedy, Jr.
                  Vice President-Administrativ
         Fax: 302-652-8667
         Confirmation: 302-656-1950

with copies to:

Wachovia Bank, National Association
One South Broad Street
Philadelphia, Pennsylvania 19107
Attn: Alison Price, Structured Trade Finance
Fax: 267-321-6600
Confirmation: 267-321-6550

Skyworks Solutions, Inc.
20 Sylvan Road
Woburn, Massachusetts 01801
Attn: Paul E. Vincent
Fax: 781-376-3310
Confirmation: 781-376-3030

Skyworks Solutions, Inc.
5221 California Avenue
Irvine, California 92612
Attn: Daniel N. Yannuzzi
Fax: 949-231-3206
Confirmation: 949-231-3200

If to Servicer, to:

Skyworks Solutions, Inc.
20 Sylvan Road
Woburn, Massachusetts 01801
Attn: Paul E. Vincent
Fax: 781-376-3310
Confirmation: 781-376-3030

            with a copy to:

            Wachovia Bank, National Association (at the address shown above);

Skyworks Solutions (to the attention of Paul E. Vincent at the address shown above; which copy of notice is not required, so long as Skyworks continues to serve as Servicer); and
Skyworks Solutions (to the attention of Daniel N. Yunnuzzi at the address shown above)

or in accordance with such other address information as the party to receive notice (or copy thereof) may provide in writing to the other party in accordance with the above notice provisions.
Any notice given by any other method will be deemed to have been duly given upon receipt thereof.

        7.03         Assignment.

        (a)     The rights of any party under this Agreement shall not be assigned or transferred by any party without the prior written approval of the other party hereto and Lender; provided, however, that the parties hereto acknowledge and agree that:

                (i)     Purchaser intends (A) to finance, in part, its purchase of the Purchased Receivables through extensions of credit from Lender and (B) to insure the collection of such Purchased Receivables under the Policy;

                (ii)     Purchaser may assign its rights under this Agreement, each other Program Document, and the Purchased Receivables to Lender in connection with such financing; and

                (iii)     to the extent a Purchased Receivable is paid under the Policy, Purchaser may assign its rights under this Agreement, each other Program Document, and each Purchased Receivable so paid to Underwriter, to the extent such rights affect, or are related to, such Purchased Receivables.

        (b)     During the continuation of any Default or Event of Default, Servicer agrees that Lender shall have all the rights (but none of the obligations) of Purchaser hereunder, to the same extent as Purchaser, and that Servicer shall continue to perform its obligations hereunder for the benefit of Lender until the Program Termination Date, unless Servicer is otherwise released from its obligation to perform in accordance with this Agreement.

        (c)     Servicer agrees that Lender and Underwriter are third-party beneficiaries to this Agreement (each to the extent described in this Section 7.03) and shall be entitled to and have standing to enforce the rights of Purchaser hereunder. Any attempt by any party to assign or transfer this Agreement contrary to the terms and conditions of this section shall be null and void.

        7.04         Severability.     If any provision or portion thereof of this Agreement is held invalid, illegal, void, or unenforceable by reason of any rule of law, administrative or judicial provision, or public policy, such provision shall be ineffective only to the extent invalid, illegal, void, or unenforceable, and the remainder of such provision and all other provisions of this Agreement shall nevertheless remain in full force and effect.

        7.05         Entire Agreement; Amendments.     This Agreement, together with the Exhibits and Schedules hereto, constitute the entire agreement between the Servicer on the one hand and the Purchaser on the other relating to the subject matter herein. This Agreement may be amended only by a written document signed by each of the parties and with the prior written consent of Lender and, to the extent such amendment relates to the Policy or the administration thereof, or the satisfaction of any requirements or conditions contained in the Policy, Underwriter. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement except as expressly set forth herein.

        7.06         Waivers.     One party hereto may, by a signed written notice to the other party hereto and with the Lender’s prior written consent, (a) extend the time for the performance of any of the obligations or other actions of the other party under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of the other party contained in this Agreement; or (d) waive or modify performance of any of the obligations of the other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of one party, shall be deemed to constitute a waiver by such party of compliance with any of the representations, warranties, covenants, conditions, or agreements contained in this Agreement. The waiver by one party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No party may consent to the waiver of any term or condition in this Agreement which relates to the Policy or the administration thereof, or the satisfaction of any requirements or conditions contained in the Policy, without the Lender’s and Underwriter’s prior written consent.

        7.07         Governing Law.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws rules (other than Section 5-1401 of the New York General Obligations Laws).

        7.08         Books and Records.     During the term of this Agreement and for any period required by applicable law, each party shall maintain books of account and records, in accordance with GAAP, of all transactions arising in connection with its obligations pursuant to this Agreement.

        7.09         Expenses.     Except as otherwise expressly set forth herein, any costs, expenses, or other charges incurred by either of the parties hereto shall be borne by the party incurring such cost, expense, or charge.

        7.10         Relationship of the Parties.     The parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create, and shall not be construed to create, a relationship of partner or joint venture or any association for profit between or among any of Lender, Servicer, Seller, or Purchaser.

        7.11         Headings.     The headings contained herein are for convenience of reference only and are not intended to define, limit, expand, or describe the scope or intent of any provisions of this Agreement.

        7.12         Counterparts.     This Agreement may be executed in counterparts, each of which shall be an original, but together shall constitute one and the same instrument.

        7.13         WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OTHER PROGRAM DOCUMENT; (B) SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION IN THE STATE COURTS OF THE STATES OF NEW YORK AND NORTH CAROLINA AND THE UNITED STATES DISTRICT COURTS OF NORTH CAROLINA AND THE SOUTHERN DISTRICT OF NEW YORK FOR THE ENFORCEMENT OF THIS AGREEMENT AND THE OTHER PROGRAM DOCUMENTS; (C) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAW OF ANY JURISDICTION TO OBJECT ON ANY BASIS (INCLUDING, WITHOUT LIMITATION, INCONVENIENCE OF FORUM) TO JURISDICTION OR VENUE WITHIN THE STATES AND DISTRICTS DESCRIBED ABOVE FOR THE PURPOSE OF LITIGATION TO ENFORCE THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS; AND (D) AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN THE MANNER PRESCRIBED IN SECTION 7.02. NOTHING HEREIN CONTAINED, HOWEVER, SHALL PREVENT ANY PARTY FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY AND AGAINST ANY OTHER PARTY PERSONALLY, AND AGAINST ANY ASSETS OF SUCH OTHER PARTY, WITHIN ANY OTHER STATE OR JURISDICTION.

[SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Servicing Agreement under seal on the day and year first above written.

SKYWORKS USA, INC. (SEAL)
Witness Witness	By:/s/ Robert A. Sagedy, Jr. Name:Robert A. Sagedy, Jr. Title:Vice President SKYWORKS SOLUTIONS, INC. (SEAL) By:/s/ Paul E. Vincent Name:Paul E. Vincent Title:Chief Financial Officer

Exhibit A

Services

        Servicer shall perform, or shall cause the performance of (to the extent permitted in this Agreement), each of the following (collectively, the “Services”):

        (a)     At the request of Purchaser, prepare and deliver to Lender Advance Requests containing payment instructions as directed by Purchaser;

        (b)     Carry on all dealings with Underwriter on behalf of Purchaser regarding the enforcement, maintenance, and administration of the Policy, including, without limitation, (i) assist Purchaser in causing the timely payment of any premiums under the Policy; (ii) submitting Purchased Receivables for payment under the Policy and assisting in identifying, collecting, and delivering supporting documentation to Underwriter for processing of any claim; (iii) resubmitting claims initially denied under the Policy; (iv) assisting Purchaser in enforcing its rights under the Policy against Underwriter; (v) assisting in the settlement of disputes between Underwriter and Purchaser; (vi) assisting Purchaser in submitting to Underwriter all information and materials requested by it or required under the Policy; and (vii) assisting Purchaser in complying with all obligations of Purchaser under the Policy;

        (c)     Prepare and deliver IRPF Receivables Reports as prescribed in the Program Documents;

        (d)     Respond to Lender’s inquiries, and otherwise cooperate with Lender, regarding the Purchased Receivables, the Policy, the Program, and the Program Documents and all transactions contemplated therein;

        (e)     Cause the Lockbox and the Purchaser’s Account to be maintained in accordance with the Program Documents, including, without limitation, ensuring that all associated fees are timely paid;

        (f)     Assist Purchaser in calculating the Borrowing Base and preparing and delivering each Settlement Report; and

        (g)     Bill, collect, and process all collections on the Purchased Receivables and otherwise administer to the collection of the Purchased Receivables, including, without limitation, identifying collections, applying collections to particular Purchased Receivables, maintaining aging reports of the Purchased Receivables, identifying all Recourse Receivables and calculating the Repurchase Price thereof, ensuring Recourse Receivables and their Related Rights and Property are conveyed to Skyworks upon receipt of the Repurchase Price, and ensuring that Deductions are authorized, accord with the terms of the Program Documents, and are documented by credit memoranda or similar papers.

Exhibit B

Form of IRPF Receivables Report

[TO BE ATTACHED]